RONSON REPORTS SALES AND RESULTS OF OPERATIONS
                          IN THE FIRST QUARTER OF 2007


Somerset, N.J., April 27, 2007 - Ronson Corporation (NASDAQ Capital Market RONC) (the "Company") today reported its Net Sales, Earnings from Operations and Net Loss for the first quarter 2007 in comparison with the first quarter 2006.

Net Sales
---------
The Company's Net Sales declined to $6,097,000 in the first quarter of 2007 as compared to $7,342,000 in the first quarter of 2006.

Net Earnings (Loss)
-------------------
The Company reported a Net Loss of $92,000 in the first quarter of 2007 as compared to Net Earnings of $78,000 in the first quarter of 2006.

Earnings from Operations
------------------------
In the first quarter of 2007, the Company's Earnings from Operations were $87,000 as compared to $290,000 in the first quarter of 2006.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.

                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                  2007              2006
                                                                  ----              ----
For The Quarter Ended March 31:
-------------------------------

Net sales                                                  $ 6,097,000       $ 7,342,000
Earnings from operations before other (charges) earnings        52,000           320,000
Other (charges) earnings                                        35,000 (1)       (30,000) (1)
Earnings from operations                                        87,000           290,000
Earnings (loss) before income taxes                           (134,000)          131,000
Income tax expense (benefit)                                   (42,000)           53,000
Net earnings (loss)                                        $   (92,000)      $    78,000

Net earnings (loss) per common share
   Basic                                                   $      (.02)      $       .02
   Diluted (3)                                             $      (.02)      $       .02

Average common shares outstanding (2):
   Basic                                                     4,815,000         4,763,000
   Diluted (3)                                               4,815,000         4,817,000


FOOTNOTES
---------

(1) The Other (Charges) Earnings in the quarters ended March 31, 2007 and 2006 were the legal fees incurred as a result of the two lawsuits filed by the same stockholder, net of related insurance reimbursements.

(2) On February 1, 2007, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.

(3) Diluted Net Earnings (Loss) per Common Share includes the dilutive effect of outstanding stock options. The stock options were anti-dilutive for the quarter ended March 31, 2007 and therefore, were excluded from the computation of Diluted Net Earnings (Loss), per Common Share for that period.


COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300